Exhibit 2.5

PROMISSORY NOTE

$10,000,000	December 11, 2018
FOR VALUE RECEIVED, the undersigned, DeVry University, Inc. (“Debtor”), hereby promises to pay to Adtalem Global Education Inc. (“Payee”), to an account or accounts designated in writing by Payee, the principal sum of $10,000,000 together with interest thereon calculated in accordance with the provisions of this Promissory Note (as amended, amended and restated, supplemented or otherwise modified, this “Note”), in cash or currency of the United States of America.  This Note is delivered in connection with that certain Stock Purchase Agreement, dated as of December 4, 2017 (as amended or supplemented, the “Purchase Agreement”), by and between Payee and Cogswell Education, LLC (“Cogswell”).  Capitalized terms used but not defined in this Note have the meaning given to them in the Purchase Agreement.
1. Interest.  Interest shall accrue on the unpaid principal amount of this Note outstanding from time to time from and including the date hereof until the Maturity Date (as defined below) at a rate per annum equal to 4.00%.  Interest shall be due and payable annually in arrears on January 1 (with respect to the immediately preceding year) and on the Maturity Date, in like money to such account as Payee from time to time shall designate in writing. Debtor shall pay interest on this Note in cash to Payee in an aggregate amount equal to the accrued and unpaid interest on such date.  Interest shall be computed on the basis of the actual number of days elapsed over a year consisting of 365 days.
2. Principal Payments.  The principal amount of this Note plus all accrued but unpaid interest shall be payable in full on the earliest of (i) January 1, 2022, (ii) the date on which Cogswell or one of its Affiliates receives proceeds from the sale of (x) all or substantially all of the assets of the Debtor or the University or (y) at least a majority of the DVU Equity Interests, (iii) the date of the winding-up of Cogswell, the Debtor or the University, or (iv) the date on which this Note is earlier accelerated pursuant to Section 7 (the “Maturity Date”).  Also, Debtor shall have the right at any time and from time to time to prepay, in whole or in part, without premium or penalty, the unpaid principal amount of this Note and accrued interest on such amount.  Any such voluntary prepayments shall be applied first to reduce accrued but unpaid interest on the outstanding principal of this Note and then to reduce the outstanding principal amount of this Note.
3. Mandatory Principal Payments.  In addition to any payments required by Section 2, on January 1, 2020 and January 1, 2021, Debtor shall be required to pre-pay the Note in immediately available funds to such account as Payee from time to time shall designate in writing, by an amount equal to the net cash actually received by Debtor, Cogswell or their Affiliates with respect to the Federal Perkins Loan Program of the University (“Perkins Loan Proceeds”) during the immediately preceding twelve month period ending December 31 for each such period.  Any such mandatory prepayments shall be applied first to reduce accrued but unpaid interest on the outstanding principal of this Note and then to reduce the outstanding principal amount of this Note.

4. Payment Dates.  Notwithstanding anything contained herein to the contrary, in the event that any interest, principal or other payment is due on a date that is not a Business Day, then the payment shall be due on the first Business Day following such date.  For purposes of this Note, the term “Business Day” means any day other than a Saturday, Sunday, legal holiday or day on which banks in Chicago, Illinois are authorized or required by Law to be closed.
5. Representations and Warranties.  Each Party represents and warrants that as of the date of this Note, such Party (a) has the legal capacity and, if applicable, corporate power and authority to execute and deliver this Note and to perform all of its obligations under this Note, and (b) this Note has been duly executed and delivered by each Party and is the legal, valid, binding obligation of such Party, enforceable against such Party in accordance with its terms.
6. Event of Default.  The occurrence of any of the following events shall result in Debtor being in default under this Note (each, an “Event of Default”):
(a)  the failure of Debtor to pay any amount of the principal or interest due on this Note when due and such failure continues for five Business Days after written notice thereof from Payee;

(b)  Debtor or Cogswell (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (iv) is adjudicated as insolvent or to be liquidated;

(c)  a court or governmental authority of competent jurisdiction enters an order appointing, without consent by Debtor or Cogswell, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of Debtor’s or Cogswell’s property, as applicable, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Debtor or Cogswell, or any such petition shall be filed against Debtor or Cogswell and such petition shall not be dismissed within 30 days of commencement;

(d)  any (i) change in ownership of more than 50% of the then outstanding equity interests of Debtor, Cogswell or DeVry New York Inc. or (ii) sale of all or a material portion of the assets of Debtor, Cogswell or DeVry New York Inc., unless all of the proceeds of such asset sale are used to pre-pay this Note; or

(e)  Debtor (i) breaches or fails to comply with or to perform any other material term, obligation or covenant contained in this Note, any instrument, agreement, certificate or document executed in connection with this Note, or (ii) any representation or warranty contained in this Note was false or misleading when made.

Promptly upon becoming aware of any Event of Default, and in any event within five Business Days, Debtor shall provide Payee written notice of the occurrence of such Event of Default.  Any Event of Default pursuant to Section 6(e) may be cured, so long as (i) Debtor has not been given notice of a breach of the same provision of this Note in the preceding 12 months and (ii) Debtor cures such breach within ten Business Days of the occurrence of such default.
7. Acceleration; Remedies.
(a)  Upon the occurrence of any Event of Default, except under Sections 6(a), without any further action on the part of Payee, all liabilities and obligations of Debtor under this Note shall become immediately due and payable in full and Payee may exercise any rights or remedies provided under this Note or pursuant to any applicable law or agreement.  Upon the occurrence of an Event of Default under Sections 6(a), Payee may declare all liabilities and obligations of Debtor under this Note immediately due and payable and the same shall thereupon become immediately due and payable without any further action on the part of Payee and Payee may exercise any rights or remedies as provided herein or pursuant to any applicable law or agreement.  In addition to the foregoing, Payee may exercise those rights and remedies available to a secured party under the UCC.

(b)  No right or remedy conferred upon or reserved to Payee hereunder or now or hereafter existing at law or in equity is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or otherwise, at the sole discretion of Payee, and shall not be exhausted by any one exercise thereof but may be exercised as often as occasion therefor shall occur.  No course of dealing between Debtor and Payee or any delay on the part of Payee in exercising any rights hereunder shall operate as a waiver of any right.

8. Collateral.  As security for the prompt and complete payment when due of all of the obligations and liabilities of Debtor under this Note, Debtor hereby grants to Payee a lien on and security interest in all of its right, title and interest in, to and under all Accounts and all other rights to payment, in each case, solely with respect to the Perkins Loan Proceeds, whether such rights to payment constitute Accounts, Payment Intangibles or any other classification of property, or are evidenced in whole or in part by Instruments, Chattel Paper or Documents, whether now existing or hereafter from time to time acquired and wherever located (collectively, the “Collateral”).  As used herein, the following terms shall be defined terms having the meaning set forth for such terms in the Uniform Commercial Code as in effect in the State of Delaware:  “Account”, “Payment Intangibles”, “Instruments”, “Chattel Paper”, “Documents”.  For the avoidance of doubt, so long as an Event of Default is not continuing, any Perkins Loan Proceeds received by Debtor may be used by Debtor in connection with the operation of Debtor’s business.

9. Right of Set-off.  Debtor shall have the right (but not the obligation) to withhold and set off against any amounts due hereunder, the amount of Damages payable by Payee to any Buyer Indemnified Party, other than the DOE, under Section 9.02(a) of the Purchase Agreement, which amount shall be set off first by any unpaid interest amounts followed by any principal amounts outstanding hereunder until such time as this Note is paid in full by Debtor or the full amount of this Note, including all principal and interest, has been offset.  In the event of a dispute as to Seller’s Liability (including the amount of Damages) for a claim for indemnification under Section 9.02(a) of the Purchase Agreement, and Debtor notifies Payee in writing that Debtor elects to set off against any amounts due hereunder Damages related to such unresolved disputed claim (such disputed amount of Damages, the “Disputed Damages Amount”), any required payments under this Note (principal or interest) shall be suspended (and interest on such amount will stop accruing) up to the Disputed Damages Amount for the unresolved claim until Damages for such claim have been resolved.  If the indemnification claim or the amount of Damages is resolved in Payee’s favor (i.e. the amount of Damages as finally determined (the “Actual Damages Amount”) is less than the Disputed Damages Amount), Debtor will pay at the time such required payments are due, or if later, the time of such resolution, an amount equal to the Disputed Damages Amount less the Actual Damages Amount, plus interest accrued on such amount from the date of the suspension.  For the avoidance of doubt, (i) any undisputed Damages for a claim may be set off immediately against any amounts due hereunder and (ii) the Actual Damages Amount may be set off against any amounts due hereunder immediately following the final determination of such amount.
10. Notices.  All notices, requests, claims, demands and other communications required or permitted hereunder will be in writing and will be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one day after deposit with an overnight delivery service, (c) three days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice) and (d) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:
if to Debtor, to:
Cogswell Education, LLC
c/o Palm Ventures, LLC
19 W. Elm Street
Greenwich, CT 06830
Attention: Bradley Palmer
E-mail: bpalmer@palmventures.com
Facsimile No.:  (203) 302-7001
with a copy (which will not constitute notice) to:

Greenberg Traurig, P.A.
401 East Las Olas Blvd, Suite 2000
Fort Lauderdale, FL 33301
Attention:  Matthew W. Miller, Esq.
E-mail:  millerma@gtlaw.com
Facsimile No.:  (954) 765-1477
if to Payee, to:
Adtalem Global Education Inc.
3005 Highland Parkway
Downers Grove, Illinois 60515
Attention:  Stephen W. Beard
E-mail:  stephen.beard@adtalem.com
Facsimile No.:  (630) 515-4555

with a copy (which will not constitute notice) to:

Jones Day
77 W. Wacker Drive, Suite 3500
Chicago, IL  60606
Attention:  Timothy P. FitzSimons
E-mail:  tfitzsimons@jonesday.com
Facsimile No.:  (312) 782-8585
or to such other address or facsimile number as any Party will notify the other Parties (as provided above) from time to time.  All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding Business Day in the place of receipt.
11. Note Register.  Debtor shall maintain a register of the holders of this Note as to both principal and stated interest and promptly reflect therein all transfers of this Note.  Any transferee of this Note shall notify Debtor of such transfer, and upon entry by Debtor of such transfer in the register described in the preceding sentence, succeed to all of the rights of Payee under this Note and shall be deemed to be Payee for all purposes of this Note as of the date of such transfer. Any purported transfer of this Note that does not comply with the foregoing shall be null and void and of no effect. Debtor may treat the registered Payee of this Note as he, she or it appears on Debtor’s books at any time as Payee for all purposes.
12. Successors and Assigns.  This Note shall bind Debtor and its successors and assigns, and the benefits of this Note shall inure to the benefit of Payee and his, her or its successors and assigns.  All references herein to the “Debtor” and “Payee” shall be deemed to apply to Debtor and Payee, respectively, and to their respective successors and permitted assigns.
13. Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Debtor and Payee, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by Payee in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

14. Interest Rate Limitation.  Nothing contained in this Note or any transaction related to this Note, shall be construed or so operate as to require Debtor to pay interest at a greater rate than is now lawful or in such case to contract for, or to make any payment, or to do any act contrary to applicable law.
15. Waiver.  Debtor hereby waives presentment, demand, notice of nonpayment, protest, notice of protest, notice of dishonor and any and all other notices in connection with any default, or any enforcement of the obligations under this Note.  To the extent permitted by law, Debtor waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.  No delay on the part of Payee in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
16. Cancellation.  After all principal, accrued interest, premium and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to Debtor for cancellation.
17. Governing Law; Jurisdiction; Waiver Of Jury Trial.
(a)  This Note, and all Actions (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Note or the negotiation, execution or performance hereof will be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof.  The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

(b)  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court will not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action at law, in equity, in contract, in tort or otherwise based upon, arising out of or relating to this Note or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court.  Each of the Parties agrees that a final judgment in any such Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.  Nothing in this Note will affect the right of any Party to serve process in any other manner permitted by Law.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18. Severability.  If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties will negotiate in good faith to modify this Note so as to affect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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IN WITNESS WHEREOF, Debtor has executed this Note as of the date first written above.
DEBTOR:

DEVRY UNIVERSITY, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED, as of the date first written above:

PAYEE:

ADTALEM GLOBAL EDUCATION INC.

By:
Name: